Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated August 3, 2016 accompanying the financial statements of DB Hotel Atlanta, LLC which comprise the balance sheet as of December 31, 2015 and the related statements of operations and changes in member’s equity and cash flows for the year ended December 31, 2015 in the Registration Statement on Form S-11 of Condor Hospitality Trust, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 7, 2017